FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
October 26, 2006	(573) 778-1800

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Southern Missouri") (NASDAQ:SMBC) parent company of Southern Missouri Bank & Trust Co., today announced that the Southern Missouri Bancorp, Inc. Employee Stock Ownership Plan ("the ESOP") intends to purchase approximately $200,000 of Southern Missouri's common stock. This purchase is being made to utilize existing cash in the plan that accumulated through the payment of cash dividends.

ESOP trustees were given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchase. The ESOP intends to purchase the shares at prevailing market prices in the open market or in privately negotiated transactions, subject to availability and general market conditions.